Exhibit 99.1

FOR IMMEDIATE RELEASE May 4, 2017	CONTACTS:
	News Media Brian Edwards	202-624-6620

	Financial Community Douglas Bonawitz	202-624-6129
WGL Holdings, Inc. Reports Second Quarter Fiscal Year 2017 Financial Results;
Updates Fiscal Year 2017 Guidance

•	Second quarter consolidated GAAP earnings per share up — $2.39 per share vs. $2.11 per share

•	Second quarter non-GAAP operating earnings per share up — $1.87 per share vs. $1.78 per share

Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income applicable to common stock determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the three months ended March 31, 2017, of $123.1 million, or $2.39 per share, an improvement of $16.8 million, or $0.28 per share, over net income applicable to common stock of $106.3 million, or $2.11 per share, reported for the three months ended March 31, 2016. For the six months ended March 31, 2017, net income applicable to common stock was $181.0 million, or $3.52 per share, an improvement of $6.5 million, or $0.04 per share, over net income applicable to common stock of $174.5 million, or $3.48 per share for the same period of the prior fiscal year.
On a consolidated basis, WGL also uses non-GAAP operating earnings (loss) to evaluate overall financial performance, and evaluates segment financial performance based on earnings before interest and taxes (EBIT) and adjusted EBIT. Operating earnings (loss) and adjusted EBIT are non-GAAP financial measures, which are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance. Both non-GAAP operating earnings (loss) and adjusted EBIT adjust for the accounting recognition of certain transactions that are not representative of the ongoing earnings of the company. Additionally, we believe that adjusted EBIT enhances the ability to evaluate segment performance because it excludes interest and income tax expense, which are affected by corporate-wide strategies such as capital financing and tax sharing allocations. Refer to “Reconciliation of Non-GAAP Financial Measures,” attached to this news release, for a more detailed discussion of management’s use of these measures and for reconciliations to GAAP financial measures.
For the three months ended March 31, 2017, operating earnings were $96.1 million, or $1.87 per share, an increase of $6.6 million, or $0.09 per share, over operating earnings of $89.5 million, or $1.78 per share, for the same quarter of the prior fiscal year. For the six months ended March 31, 2017, operating earnings were $155.4 million, or $3.02 per share, an improvement of $6.7 million, or $0.06 per share, over operating earnings of $148.7 million, or $2.96 per share, for the same period of the prior fiscal year.

Results by Business Segment

Regulated Utility

	Three Months Ended March 31,		Increase/	Six Months ended March 31,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$165.2	$164.3	$0.9	$267.9	$263.6	$4.3
Adjusted EBIT	$150.2	$153.9	$(3.7)	$241.6	$240.5	$1.1

For the three and six months ended March 31, 2017, the EBIT comparisons reflect higher unrealized margins associated with our asset optimization program partially offset by unfavorable effects of warmer than normal weather in the District of Columbia.

Additionally, for the three months ended March 31, 2017, the comparisons of EBIT and adjusted EBIT reflect new base rates in Virginia and increased customer growth, more than offset by: (i) lower realized margins associated with our asset optimization program; (ii) higher depreciation and amortization expense related to our new billing system as well as the growth in our utility plant and (iii) higher operation and maintenance expenses.

For the six months ended March 31, 2017, the comparisons in EBIT and adjusted EBIT primarily reflect: (i) new base rates in Virginia and (ii) increased customer growth. These favorable variances were partially offset by higher depreciation and amortization expense and higher operation and maintenance expenses.

Retail Energy-Marketing

	Three Months Ended March 31,		Increase/	Six Months Ended March 31,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$9.3	$3.1	$6.2	$38.4	$2.5	$35.9
Adjusted EBIT	$13.1	$8.4	$4.7	$23.0	$13.6	$9.4

For the three months ended March 31, 2017, the comparisons in EBIT and adjusted EBIT reflect higher realized natural gas margins primarily due to higher margins on storage sourced sales when compared to the same period in the prior fiscal year. Favorable natural gas margins were partially offset by slightly lower electricity margins due to lower sales volumes and average unit margins.

For the six months ended March 31, 2017, the comparisons in EBIT and adjusted EBIT reflect higher natural gas margins due to higher margins on storage sourced sales, partially offset by unfavorable weather and price conditions as well as lower portfolio optimization activities early in the winter. In addition, electricity margins were higher due to lower capacity charges from the regional power grid operator (PJM) associated with fixed-price retail contracts.

Additionally, for the three and six months ended March 31, 2017, the EBIT comparisons reflect higher unrealized mark-to-market valuations on energy-related derivatives.

Commercial Energy Systems

	Three Months Ended March 31,		Increase/	Six Months Ended March 31,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$8.5	$1.0	$7.5	$13.2	$2.0	$11.2
Adjusted EBIT	$10.3	$2.3	$8.0	$16.4	$4.5	$11.9
For the three and six months ended March 31, 2017, improvements in EBIT and adjusted EBIT reflect: (i) the growth in distributed generation assets in service, including increased solar renewable energy credit sales and (ii) higher earnings from alternative energy investments, including tax equity ventures. These improvements were partially offset by lower revenues

Exhibit 99.1

from the energy-efficiency contracting business due to the completion of certain projects and higher depreciation expenses related to new projects placed in service.

Midstream Energy Services

	Three Months Ended March 31,		Increase/	Six Months Ended March 31,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$42.0	$13.7	$28.3	$13.5	$34.5	$(21.0)
Adjusted EBIT	$(1.3)	$(8.4)	$7.1	$1.4	$4.8	$(3.4)

For the three months ended March 31, 2017, the increase in EBIT primarily reflects: (i) increased valuations on our derivative contracts associated with our long-term transportation strategies; (ii) higher valuations and realized margins related to storage inventory and the associated economic hedging transactions and (iii) higher income related to our pipeline investments.
For the six months ended March 31, 2017, the decrease in EBIT primarily reflects: (i) lower valuations on our derivative contracts associated with our long-term transportation strategies; (ii) lower valuations and realized margins related to storage inventory and the associated economic hedging transactions and (iii) lower realized margins on our transportation strategies.

For the three months ended March 31, 2017, the increase in adjusted EBIT is primarily due to higher realized margins on our transportation strategies as well as higher income related to our pipeline investments. The comparison of adjusted EBIT for the six months ended March 31, 2017, primarily reflects lower income related to unfavorable storage spreads when compared to the same period in the prior fiscal year as well as lower realized margins on our transportation strategies.

Lower realized margins on our transportation strategies are primarily a result of losses associated with certain gas purchases from Antero Resources Corporation (Antero) beginning in January 2016. The index price used to invoice these purchases had been the subject of an arbitration proceeding which WGL expected to result in a favorable outcome; therefore, the unfavorable impacts of these purchases had been removed from previously reported adjusted EBIT. In February 2017, the arbitral tribunal ruled in favor of Antero and as a result, both operating earnings and adjusted EBIT for prior periods have been recast, as appropriate, to reflect the impact of these losses. Losses realized during the three and six months ending March 31, 2017, were $0.5 million and $7.3 million, respectively, associated with this purchase contract. Losses for both the three and six months ending March 31, 2016 were $3.8 million. Accumulated losses from the inception of the contract are $22.5 million. In March 2017, we filed suit in state court in Colorado related to the delivery point to which the gas is being delivered by Antero. To date, no rulings have been obtained from the Court.

Other Activities

	Three Months Ended March 31,		Increase/	Six Months Ended March 31,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$(15.1)	$(1.5)	$(13.6)	$(16.3)	$(2.3)	$(14.0)
Adjusted EBIT	$(1.1)	$(1.5)	$0.4	$(2.3)	$(2.3)	$—

For the three and six months ended March 31, 2017, the decrease in EBIT primarily relates to external costs associated with the planned merger with AltaGas.
Earnings Outlook
We provide earnings guidance for consolidated non-GAAP operating earnings. In providing fiscal year 2017 guidance, we note that there will likely be differences between our reported GAAP earnings and our non-GAAP operating earnings due to matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives and changes in the measured value of our trading inventory for WGL Midstream. On a year-to-date basis, non-GAAP operating earnings are lower than GAAP earnings due to $25.6 million of after-tax non-GAAP adjustments. Non-GAAP adjustments could change significantly and are subject to swings from period to period. As a result, WGL management is not able to reasonably estimate the aggregate impact of these items to derive GAAP earnings guidance and therefore is not able to provide a corresponding GAAP equivalent for its non-GAAP operating earnings guidance.

We are updating our consolidated non-GAAP operating earnings estimate for fiscal year 2017 in a range of $3.10 per share to $3.30 per share. We are lowering guidance as a result of losses associated with the index price used in certain gas purchases from Antero as well as lower expected results at the regulated utility related to asset optimization and other revenues.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance.
Other Information

During the pendency period of the acquisition agreement between WGL and AltaGas, WGL will not conduct earnings calls. Additional information regarding financial results and recent regulatory events can be found in WGL's and Washington Gas' Form 10-Q for the quarter ended March 31, 2017, as filed with the Securities and Exchange Commission, and which is also available at www.wglholdings.com.

WGL, headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wgl.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of non-GAAP financial measures.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed merger transaction. WGL Holdings, Inc. (“WGL”) filed a definitive proxy statement in connection with the proposed merger transaction with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2017 (the “Proxy Statement”) and first mailed the Proxy Statement to its shareholders on or about April 3, 2017. THE INVESTORS AND SECURITY HOLDERS OF WGL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION about AltaGas, Ltd. (“AltaGas”), WGL and the proposed merger transaction. Investors and security holders are able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of WGL’s proxy statement may be obtained free of charge upon request by contacting WGL Holdings, Inc., Leslie T. Thornton, Corporate Secretary, 101 Constitution Avenue N.W., Washington, District of Columbia, 20080. WGL’s filings with the SEC are also available on WGL’s website at: http://wglholdings.com/sec.cfm. Investors and security holders may also read and copy any reports, statements and other information filed by WGL with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Participants in the Solicitation
AltaGas, WGL and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. Information regarding AltaGas’ directors and executive officers is available in AltaGas’ Management Information Circular, filed on March 24, 2017 (in English and French) with the Canadian Securities Administrators (the “CSA”) and in AltaGas’ Annual Information Form, filed on February 23, 2017 (in English) and February 27, 2017 (in French) with the CSA, each of which are available at: www.sedar.com. Information regarding WGL’s directors and executive officers is available in the Proxy Statement. WGL’s proxy statement filed with the SEC on December 23, 2016 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, each of which may be obtained from the sources indicated in Additional Information and Where to Find It. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of WGL’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, dividends and other future financial business performance, strategies, legal developments relating to the Constitution Pipeline, AltaGas Ltd.’s proposed acquisition of us and other expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable

Exhibit 99.1

assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions, the closing of the AltaGas transaction may not occur or may be delayed; our stockholders may not approve the AltaGas transaction; litigation related to the AltaGas transaction or limitations or restrictions imposed by regulatory authorities may delay or negatively impact the transaction and there may be a loss of customers, employees or business partners as a result of the transaction and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 31, 2017	September 30, 2016
ASSETS
Property, Plant and Equipment
At original cost	$5,745,531	$5,542,916
Accumulated depreciation and amortization	(1,472,749)	(1,415,679)
Net property, plant and equipment	4,272,782	4,127,237
Current Assets
Cash and cash equivalents	7,462	5,573
Accounts receivable, net	709,854	491,020
Storage gas	139,134	207,132
Derivatives and other	147,909	139,749
Total current assets	1,004,359	843,474
Deferred Charges and Other Assets	1,132,594	1,078,739
Total Assets	$6,409,735	$6,049,450
CAPITALIZATION AND LIABILITIES
Capitalization
WGL Holdings common shareholders’ equity	$1,537,882	$1,375,561
Non-controlling interest	3,251	409
Washington Gas Light Company preferred stock	28,173	28,173
Total Equity	1,569,306	1,404,143
Long-term debt	1,235,432	1,435,045
Total capitalization	2,804,738	2,839,188
Current Liabilities
Notes payable and project financing	782,320	331,385
Accounts payable and other accrued liabilities	389,881	405,351
Derivatives and other	259,918	290,190
Total current liabilities	1,432,119	1,026,926
Deferred Credits	2,172,878	2,183,336
Total Capitalization and Liabilities	$6,409,735	$6,049,450

WGL Holdings, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands, except per share data)	2017	2016	2017	2016
OPERATING REVENUES
Utility	$466,270	$442,837	$793,333	$730,990
Non-utility	375,480	392,852	657,904	718,083
Total Operating Revenues	841,750	835,689	1,451,237	1,449,073
OPERATING EXPENSES
Utility cost of gas	134,458	121,055	209,958	171,080
Non-utility cost of energy-related sales	301,780	351,720	554,666	634,207
Operation and maintenance	118,261	103,933	218,978	199,352
Depreciation and amortization	39,110	33,170	74,393	64,582
General taxes and other assessments	50,544	51,400	90,932	87,932
Total Operating Expenses	644,153	661,278	1,148,927	1,157,153
OPERATING INCOME	197,597	174,411	302,310	291,920
Equity in earnings of unconsolidated affiliates	7,344	4,768	7,609	6,031
Other income (expenses) — net	(1,953)	795	(1,475)	1,774
Interest expense	14,255	12,999	30,490	25,759
INCOME BEFORE TAXES	188,733	166,975	277,954	273,966
INCOME TAX EXPENSE	70,778	60,357	104,232	98,847
NET INCOME	$117,955	$106,618	$173,722	$175,119
Non-controlling interest	(5,439)	—	(7,974)	—
Dividends on Washington Gas Light Company preferred stock	330	330	660	660
NET INCOME APPLICABLE TO COMMON STOCK	$123,064	$106,288	$181,036	$174,459
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	51,217	50,009	51,192	49,918
Diluted	51,476	50,282	51,458	50,166
EARNINGS PER AVERAGE COMMON SHARE
Basic	$2.40	$2.13	$3.54	$3.49
Diluted	$2.39	$2.11	$3.52	$3.48

The following table reconciles EBIT by operating segment to net income applicable to common stock.

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands)	2017	2016	2017	2016
EBIT:
Regulated utility	$165,171	$164,271	$267,888	$263,560
Retail energy-marketing	9,255	3,078	38,440	2,511
Commercial energy systems	8,547	1,022	13,210	1,965
Midstream energy services	41,993	13,700	13,509	34,539
Other activities	(15,067)	(1,476)	(16,265)	(2,256)
Intersegment eliminations	(1,472)	(621)	(364)	(594)
Total	$208,427	$179,974	$316,418	$299,725
Interest expense	14,255	12,999	30,490	25,759
Income tax expense	70,778	60,357	104,232	98,847
Dividends on Washington Gas preferred stock	330	330	660	660
Net income applicable to common stock	$123,064	$106,288	$181,036	$174,459

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended March 31,
	2017	2016
Closing Market Price — end of period	$82.53	$72.37
52-Week Market Price Range	$83.58- $58.69	$74.10 - $51.86
Price Earnings Ratio	24.1	22.5
Annualized Dividends Per Share	$2.04	$1.95
Dividend Yield	2.5%	2.7%
Return on Average Common Equity	11.9%	11.9%
Total Interest Coverage (times)	5.7	5.8
Book Value Per Share — end of period	$30.03	$27.72
Common Shares Outstanding — end of period (thousands)	51,219	50,337
UTILITY GAS STATISTICS

	Three Months Ended March 31,				Six Months Ended March 31,				Twelve Months Ended March 31,
(In thousands)	2017		2016		2017		2016		2017		2016
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$297,406		$279,507		495,427		447,407		$663,189		$610,692
Commercial and Industrial — Firm	60,624		59,550		105,971		96,222		146,422		136,174
Commercial and Industrial — Interruptible	1,099		1,085		1,653		1,605		2,228		2,213
	359,129		340,142		603,051		545,234		811,839		749,079
Gas Delivered for Others
Firm	86,024		80,492		142,099		142,396		206,413		213,660
Interruptible	14,369		16,831		29,139		28,336		46,879		46,220
Electric Generation	201		480		576		931		1,599		1,795
	100,594		97,803		171,814		171,663		254,891		261,675
	459,723		437,945		774,865		716,897		1,066,730		1,010,754
Other	6,547		4,892		18,468		14,093		39,416		35,063
Total	$466,270		$442,837		793,333		730,990		$1,106,146		$1,045,817

	Three Months Ended March 31,			Six Months Ended March 31,					Twelve Months Ended March 31,
(In thousands of therms)	2017		2016		2017		2016		2017		2016
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	286,159		321,765		493,641		474,689		609,576		581,803
Commercial and Industrial — Firm	66,898		79,817		124,619		124,709		167,742		164,345
Commercial and Industrial — Interruptible	1,465		1,332		2,279		2,051		2,999		2,678
	354,522		402,914		620,539		601,449		780,317		748,826
Gas Delivered for Others
Firm	182,743		218,692		344,325		351,970		493,385		470,956
Interruptible	75,572		82,999		139,735		145,534		233,214		234,651
Electric Generation	13,229		59,154		36,828		102,380		225,701		226,231
	271,544		360,845		520,888		599,884		952,300		931,838
Total	626,066		763,759		1,141,427		1,201,333		1,732,617		1,680,664
Utility Gas Purchase Expense (excluding asset optimization)	43.94	¢	34.12	¢	40.17	¢	34.83	¢	35.15	¢	37.81	¢
HEATING DEGREE DAYS
Actual	1,727		1,996		2,923		2,952		4,651		3,155
Normal	2,098		2,098		3,416		3,429		5,525		3,737
Percent Colder (Warmer) than Normal	(17.7)%		(4.9)%		(14.4)%		(13.9)%		(15.8)%		(15.6)%
Average Active Customer Meters	1,154,427		1,144,147		1,151,289		1,139,798		1,148,092		1,136,067
WGL ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	269,100		315,900		489,600		505,500		734,800		702,900
Number of Customers (end of period)	122,800		139,400		122,800		139,400		122,800		139,400
Electricity Sales
Electricity Sales (thousands of kWhs)	3,048,300		3,192,700		6,151,500		6,119,200		13,123,000		12,519,400
Number of Accounts (end of period)	121,200		134,400		121,200		134,400		121,200		134,400
WGL ENERGY SYSTEMS
Megawatts in service	200		134		200		134		200		134
Megawatt hours generated	57,695		43,691		106,449		77,306		240,007		171,598

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

The tables below reconcile operating earnings (loss) on a consolidated basis to GAAP net income (loss) applicable to common stock and adjusted EBIT on a segment basis to EBIT. Management believes that operating earnings (loss) and adjusted EBIT provide a meaningful representation of our earnings from ongoing operations on a consolidated and segment basis, respectively. These measures facilitate analysis by providing consistent and comparable measures to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use these non-GAAP measures to report to the board of directors and to evaluate management’s performance.
To derive our non-GAAP measures, we adjust for the accounting recognition of certain transactions (non-GAAP adjustments) based on at least one of the following criteria:

•	To better match the accounting recognition of transactions with their economics;

•	To better align with regulatory view/recognition;

•	To eliminate the effects of:

i.	Significant out of period adjustments;

ii.	Other significant items that may obscure historical earnings comparisons and are not indicative of performance trends; and

iii.	For adjusted EBIT, other items which may obscure segment comparisons.
There are limits in using operating earnings (loss) and adjusted EBIT to analyze our consolidated and segment results, respectively, as they are not prepared in accordance with GAAP and may be different than non-GAAP financial measures used by other companies. In addition, using operating earnings (loss) and adjusted EBIT to analyze our results may have limited value as they exclude certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to the most directly comparable GAAP financial measures.
The following tables represent the reconciliation of non-GAAP operating earnings to GAAP net income applicable to common stock (consolidated by quarter):

Fiscal Year 2017
	Quarterly Period Ended(1)
(In thousands, except per share data)	Dec. 31(2)	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings	$59,362	$96,087			$155,449
Non-GAAP adjustments(3)	(2,324)	38,468			36,144
De-designated interest rate swaps(4)	—	2,516			2,516
Income tax effect of non-GAAP adjustments(5)	934	(14,007)			(13,073)
Net income applicable to common stock	$57,972	$123,064			$181,036
Diluted average common shares outstanding	51,445	51,476			51,458
Operating earnings per share	$1.15	$1.87			$3.02
Per share effect of non-GAAP adjustments	(0.03)	0.52			0.50
Diluted earnings per average common share	$1.12	$2.39			$3.52
Fiscal Year 2016
	Quarterly Period Ended(1)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings	$59,205	$89,490			$148,695
Non-GAAP adjustments(3)	13,312	25,815			39,127
Income tax effect of non-GAAP adjustments(5)	(4,346)	(9,017)			(13,363)
Net income applicable to common stock	$68,171	$106,288			$174,459
Diluted average common shares outstanding	50,030	50,282			50,166
Operating earnings per share	$1.18	$1.78			$2.96
Per share effect of non-GAAP adjustments	0.18	0.33			0.52
Diluted earnings per average common share	$1.36	$2.11			$3.48
(1) Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL Holdings, Inc. (Consolidated by Quarter)
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(2) Prior quarter non-GAAP measures have been recast to include $6.8 million of losses associated with the index price used in certain gas purchases from Antero. The index price used to invoice these purchases had been the subject of an arbitration proceeding; however, in February 2017, the arbitral tribunal ruled in favor of Antero.

(3)Refer to the reconciliations of adjusted EBIT to EBIT below for further details on our non-GAAP adjustments. Note that non-GAAP adjustments associated with interest expense or income taxes are shown separately and are not included in the reconciliation from adjusted EBIT to EBIT.

(4)Non-GAAP adjustment related to mark-to-market valuations on forward starting interest rate swaps associated with anticipated future financing. Due to certain covenants in the merger agreement with AltaGas, it is no longer probable that the 30-year debt issuance that the swaps were originally intended to hedge will occur. However, we believe that some form of financing will continue to be required. The hedges were de-designated in January 2017.

(5) Non-GAAP adjustments are presented on a gross basis and the income tax effects of those adjustments are presented separately. The income tax effects of non-GAAP adjustments, both current and deferred, are calculated at the individual company level based on the applicable composite tax rate for each period presented, with the exception of transactions not subject to income taxes. Additionally, the income tax effect of non-GAAP adjustments includes investment tax credits related to distributed generation assets.

The following tables summarize non-GAAP adjustments by operating segment and present a reconciliation of adjusted EBIT to EBIT. EBIT is defined as earnings before interest and taxes less amounts attributable to non-controlling interests. Items we do not include in EBIT are interest expense, inter-company financing activity, dividends on Washington Gas preferred stock, and income taxes.

Three Months Ended March 31, 2017
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(i)	Eliminations(j)	Total
Adjusted EBIT	$150,223	$13,149	$10,312	$(1,252)	$(1,061)	$(1,412)	$169,959
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	21,050	(3,894)	—	23,658	—	(60)	40,754
Storage optimization program(b)	866	—	—	—	—	—	866
DC weather impact(c)	(6,968)	—	—	—	—	—	(6,968)
Distributed generation asset related investment tax credits(d)	—	—	(1,765)	—	—	—	(1,765)
Change in measured value of inventory(e)	—	—	—	19,587	—	—	19,587
Merger related costs(f)	—	—	—	—	(11,905)	—	(11,905)
Third-party guarantee(g)	—	—	—	—	(2,101)	—	(2,101)
Total non-GAAP adjustments	$14,948	$(3,894)	$(1,765)	$43,245	$(14,006)	$(60)	$38,468
EBIT	$165,171	$9,255	$8,547	$41,993	$(15,067)	$(1,472)	$208,427

Three Months Ended March 31, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(i)	Eliminations(j)	Total
Adjusted EBIT	$153,915	$8,376	$2,338	$(8,373)	$(1,476)	$(621)	$154,159
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	13,693	(5,298)	—	11,486	—	—	19,881
Storage optimization program (b)	(826)	—	—	—	—	—	(826)
DC weather impact(c)	(2,511)	—	—	—	—	—	(2,511)
Distributed generation asset related investment tax credits(d)	—	—	(1,316)	—	—	—	(1,316)
Change in measured value of inventory(e)	—	—	—	10,587	—	—	10,587
Total non-GAAP adjustments	$10,356	$(5,298)	$(1,316)	$22,073	$—	$—	$25,815
EBIT	$164,271	$3,078	$1,022	$13,700	$(1,476)	$(621)	$179,974

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Six Months Ended March 31, 2017
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services(h)	Other Activities(i)	Eliminations(j)	Total
Adjusted EBIT	$241,603	$23,044	$16,384	$1,409	$(2,259)	$93	$280,274
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	36,486	15,396	—	13,981	—	(457)	65,406
Storage optimization program(b)	202	—	—	—	—	—	202
DC weather impact(c)	(10,403)	—	—	—	—	—	(10,403)
Distributed generation asset related investment tax credits(d)	—	—	(3,174)	—	—	—	(3,174)
Change in measured value of inventory(e)	—	—	—	(1,881)	—	—	(1,881)
Merger related costs(f)	—	—	—	—	(11,905)	—	(11,905)
Third-party guarantee(g)	—	—	—	—	(2,101)	—	(2,101)
Total non-GAAP adjustments	$26,285	$15,396	$(3,174)	$12,100	$(14,006)	$(457)	$36,144
EBIT	$267,888	$38,440	$13,210	$13,509	$(16,265)	$(364)	$316,418

Six Months Ended March 31, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(i)	Eliminations(j)	Total
Adjusted EBIT	$240,538	$13,621	$4,533	$4,756	$(2,256)	$(594)	$260,598
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	33,116	(11,110)	—	22,322	—	—	44,328
Storage optimization program (b)	(351)	—	—	—	—	—	(351)
DC weather impact(c)	(9,743)	—	—	—	—	—	(9,743)
Distributed generation asset related investment tax credits(d)	—	—	(2,568)	—	—	—	(2,568)
Change in measured value of inventory(e)	—	—	—	7,461	—	—	7,461
Total non-GAAP adjustments	$23,022	$(11,110)	$(2,568)	$29,783	$—	$—	$39,127
EBIT	$263,560	$2,511	$1,965	$34,539	$(2,256)	$(594)	$299,725

Footnotes:

(a)
Adjustments to eliminate unrealized mark-to-market gains (losses) for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives related to the optimization of transportation capacity for the midstream energy services segment. With the exception of certain transactions related to the optimization of system capacity assets as discussed in footnote (b) below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP results, as we are only removing interim unrealized mark-to-market amounts.

(b)
Adjustments to shift the timing of storage optimization margins for the regulated utility segment from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting because the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)
Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

(d)
To reclassify the amortization of deferred investment tax credits from income taxes to operating income for the commercial energy systems segment. These credits are a key component of the operating success of this segment and therefore are included within adjusted EBIT to help management and investors better assess the segment's performance.

(e)
For our midstream energy services segment, adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. Adjusting our storage optimization inventory in this fashion better aligns the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies. Additionally, this adjustment also includes the net effect of certain sharing mechanisms on the difference between the changes in our non-GAAP storage inventory valuations and the unrealized gains and losses on derivatives not subject to non-GAAP adjustments.

(f)	Adjustment to eliminate external costs associated with the planned merger with AltaGas.

(g)	Guarantee on behalf of a third party associated with a solar investment.

(h)
Prior quarter non-GAAP measures have been recast to include $6.8 million of losses associated with the index price used in certain gas purchases from Antero. The index price used to invoice these purchases had been the subject of an arbitration proceeding; however, in February 2017, the arbitral tribunal ruled in favor of Antero.

(i)	Activities and transactions that are not significant enough on a standalone basis to warrant treatment as an operating segment and that do not fit into one of our four operating segments.

(j)	Activities and transactions between segments that are eliminated in consolidation.